Exhibit 10.70
PURCHASE AND SALE
AGREEMENT
BETWEEN
3400 DATA DRIVE ASSOCIATES, LLC
as
“SELLER”
AND
HINES REIT PROPERTIES, L.P.
as
“PURCHASER”
DATED AS OF NOVEMBER 1, 2006

TABLE OF CONTENTS

SECTION 1 PURCHASE AND SALE	1

SECTION 2 PURCHASE PRICE	2

2.1 Purchase Price; Delivery	2

SECTION 3 DELIVERIES, INSPECTION AND REPRESENTATIONS	2

3.1 Inspection Period	2
3.2 Title and Survey	6
3.3 Termination of Contracts	8

SECTION 4 REPRESENTATIONS AND WARRANTIES	8

4.1 Purchaser’s Representations and Warranties	8
4.2 Seller’s Representations and Warranties	9
4.3 “AS IS” SALE	12
4.4 RELEASE	13

SECTION 5 CLOSING	15

5.1 Closing	15
5.2 Possession	15
5.3 Proration	15
5.4 Closing Costs	17
5.5 Seller’s Obligations in Connection With the Closing	18
5.6 Purchaser’s Obligations in Connection With the Closing	19
5.7 Closing Escrow	20
5.8 Property Management Agreement	20
5.9 Purchaser’s Closing Conditions	20
5.10 Seller’s Closing Conditions	21

SECTION 6 RISK OF LOSS	22

6.1 Condemnation	22
6.2 Casualty	23

SECTION 7 DEFAULT; TERMINATION	24

7.1 Default by Seller	24
7.2 Default by Purchaser	25
7.3 Confirmation of Termination	26
7.4 Survival	26

SECTION 8 FUTURE OPERATIONS	26

8.1 Maintenance and Contracts	26

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8.2 Leasing	26
8.3 General	27

SECTION 9 MISCELLANEOUS	27

9.1 Notices	27
9.2 Real Estate Commissions	30
9.3 Entire Agreement	30
9.4 Amendment	30
9.5 Headings	31
9.6 Time of Essence	31
9.7 Successors and Assigns; Assignments	31
9.8 Invalid Provision	31
9.9 Attorneys’ Fees	31
9.10 Confidentiality	32
9.11 No Survival	32
9.12 Multiple Counterparts; Facsimile	32
9.13 Exhibits	32
9.14 Construction; Independent Counsel	32
9.15 No Recordation	33
9.16 JURY WAIVER	33
9.17 Governing Law	33
9.18 Documentary Transfer Tax	33
9.19 Audit Cooperation	33

SECTION 10 ESCROW PROVISIONS	34

10.1 Escrow Account and Notice	34
10.2 Dispute Regarding Escrow Payments	35
10.3 Limitation on Escrow Agent Liability	35
10.4 Survival	35
EXHIBIT A — Legal Description Of Land
EXHIBIT B — Form of Deed
EXHIBIT C — Form of Assignment of Leases
EXHIBIT D — Form of Assignment & Assumption of Permits and Warranties
EXHIBIT E — Form of Bill of Sale
EXHIBIT F — Form of FIRPTA Affidavit
EXHIBIT G — Form of Tenant Notice
EXHIBIT H — Form of Estoppel Certificate
EXHIBIT I — Personal Property
EXHIBIT J — Property Documents
ADDENDUM TO PURCHASE AND SALE AGREEMENT — Addendum Regarding AVF III’s Obligations

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 1, 2006 (the “Effective Date”), is made by and between 3400 DATA DRIVE ASSOCIATES, LLC, a Colorado limited liability company (“Seller”), and HINES REIT PROPERTIES, L.P., a Delaware limited partnership (“Purchaser”).
     In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
SECTION 1
PURCHASE AND SALE
     1.1 Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):
          1.1.1 That certain parcel of land located in the City of Rancho Cordova, Sacramento County, California, with the following street address: 3400 Data Drive, which is legally described on Exhibit A, together with all of Seller’s right, title and interest in and to (a) any and all hereditaments, privileges, easements, rights-of-way, and appurtenances belonging thereto or benefiting the same, (b) any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the land, and (c) any and all air rights, subsurface rights, development rights, entitlements, wastewater capacities and credit reservations, and water rights pertaining to the land (collectively, the “Land”);
          1.1.2 The buildings, structures, improvements and fixtures located on the Land (collectively, the “Improvements”; the Land and the Improvements are collectively referred to as the “Real Property”);
          1.1.3 Seller’s interest in the Lease dated January 12, 2003, with Catholic Healthcare West (the “Existing Tenant”) in effect with respect to the Real Property as of the Effective Date (together with all amendments and modifications thereto, the “Lease”), together with all security deposits, guarantees and other items given as security therefor;
          1.1.4 Seller’s right, title and interest in the personal property set forth in Exhibit I attached hereto, together with all other personal property owned by Seller and located at the Property, including, but not limited, tools, equipment, supplies, building materials and stock (the “Tangible Personal Property”);
          1.1.5 Seller’s right, title and interest in all intangible property used in connection with the Real Property and the Tangible Personal Property, including, but not limited to, (a) all trademarks and trade names used in connection with the Property, (b) all plans and specifications and other architectural and engineering drawings, if any, with respect to the Real Property, and (c) all consents, authorizations, variances or waivers, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Real Property (collectively, the “Intangible Property”, together with the Tangible Personal Property, the “Personal Property”); and
          1.1.6 Seller’s right, title and interest in all assignable warranties, guarantees, licenses, franchises and permits related to the Property, together with any new contracts to which Purchaser consented pursuant to Section 8.1.2 (collectively, the “Agreements”).
SECTION 2
PURCHASE PRICE
     2.1 Purchase Price; Delivery. Purchaser shall pay to Seller, as the purchase price for the Property, the amount of Thirty-Three Million Dollars ($33,000,000.00) (the “Purchase Price”), which shall be paid as follows:
          2.1.1 Initial Deposit. Within two (2) Business Days (as defined in Section 9.6) following the Effective Date, Purchaser must deposit with Stewart Title of Denver, Inc., whose address is listed in Section 9.1 (“Escrow Agent”), the amount of Two Million Dollars ($2,000,000.00) (together with any accrued interest, the “Earnest Money”). This Agreement shall automatically terminate if Purchaser does not deposit the Earnest Money with Escrow Agent by such date.
          2.1.2 Balance of the Purchase Price. Subject to the adjustments set forth in Sections 5.3 and 5.4, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as confirmed by Escrow Agent before the close of business on the last Business Day immediately before Closing Date (as defined in Section 5.1). The deposit shall be made by wire transfer of immediately available funds in accordance with the terms and conditions of this Agreement and in accordance with the amount stated on the Settlement Statement (as defined in Subsection 5.5.11).
SECTION 3
DELIVERIES, INSPECTION AND REPRESENTATIONS
     3.1 Inspection Period.
          3.1.1 Contingency Date. By 5:00 p.m. Pacific Time on the earlier of (i) November 15, 2006, or (ii) the date that is fifteen (15) Business Days after the Effective Date hereof (said time and date, the “Due Diligence Contingency Date”), Purchaser shall determine whether the Property is suitable to purchase in Purchaser’s sole discretion. Purchaser shall have the right, for any or no reason, to terminate this Agreement on or before the Due Diligence Contingency Date and the Earnest Money shall be returned to Purchaser and neither party shall have any liability to the other except for obligations which expressly survive termination (“Surviving Obligations”). If Purchaser fails to deliver written notice to Seller exercising this termination right on or before the Due Diligence Contingency Date, then the Earnest Money shall, except as otherwise specifically set forth herein, be non-refundable to Purchaser and Purchaser shall be conclusively deemed to have approved all aspects of the Property except as otherwise specifically provided herein.

          3.1.2 Deliveries. Seller has already delivered to Purchaser the documents, plans and specifications, service contracts and other materials listed on Exhibit J attached hereto and incorporated herein by this reference. Additionally, Seller has provided Purchaser with access to a website with the information listed on Exhibit J under the heading “Made available via Dynafile Website”. The documents, plans and specifications, service contracts and other information listed on Exhibit J as well as any other non-proprietary or attorney-client confidential documents or information in Seller’s or its property manager’s files, including, but not limited to their lease files, are referred to herein as the “Property Documents”. By executing this Agreement, Purchaser is acknowledging receipt and/or access to all of the Property Documents listed on Exhibit J. Seller agrees to continue to provide Purchaser with access to the Property Documents. Purchaser agrees and acknowledges that it is subject to the confidentiality provision in Section 9.10 with regard to the documents and other information provided by Seller under this Section 3.1.2.
          3.1.3 Copies of Documents for Inspection. Purchaser, at its expense, may make copies of the Property Documents. If this Agreement is terminated for any reason prior to Closing, Purchaser shall, upon receipt of written request from Seller, promptly return all Property Documents (and any copies thereof) in its possession or control to Seller, unless the same is needed in connection with any action to be taken against Seller in connection with a default by Seller hereunder.
          3.1.4 No Representations as to Property Documents. Purchaser acknowledges that the Property Documents are provided or made available for inspection with no representations or warranties (except for Seller’s representations and warranties expressly set forth in Section 3.1.4, Section 4.2 and in the closing documents attached hereto as Exhibits) as to the truth, accuracy, completeness, or methodology of preparation of the Property Documents, or otherwise, of any kind, including without limitation any reports or audits or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property. Seller expressly disclaims any such representation or warranty (except for Seller’s representations and warranties expressly set forth in Section 3.1.4, Section 4.2 and in the closing documents attached hereto as Exhibits). Purchaser acknowledges that the Property Documents are provided only for Purchaser’s convenience as a starting point for commencing Purchaser’s own examination of the Property; provided, however, Seller represents that it has not intentionally withheld any Property Documents from Purchaser. Purchaser agrees that, except for Seller’s representations and warranties expressly set forth in Section 3.1.4, Section 4.2 and in the closing documents attached hereto as Exhibits, it will rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on the Property Documents supplied by Seller. Except for Seller’s representations and warranties expressly set forth in Section 3.1.4, Section 4.2 and in the closing documents attached hereto as Exhibits, Purchaser expressly disclaims any intent and waives any right to rely on any of the Property Documents provided to it by Seller, and agrees that it shall rely solely on its own independently developed or verified information.
          3.1.5 Right of Entry; Limitations.
               (a) Right of Entry. Purchaser and its employees, agents and independent contractors, at Purchaser’s sole risk, shall have from and after the Effective Date the right to enter the Property during normal business hours and upon prior notice to Seller to inspect the same, conduct tenant interviews, perform surveys, engineering studies, environmental assessments and other tests and to conduct such other investigations and activities consistent with the purposes of this Agreement (each an “Inspection”). Except as expressly described otherwise in this Section 3.1.5(a), Purchaser agrees and acknowledges that it and its employees, agents and independent contractors shall not conduct an Inspection without being accompanied by a representative of Seller. Purchaser must provide Seller with at least forty-eight (48) hours prior notice of its desire to conduct an Inspection. After receipt of such notice from Purchaser, Seller shall work with Purchaser to select a mutually agreeable date and time during normal business hours for Purchaser or its employees, agents and independent contractors to conduct an Inspection accompanied by Seller’s representative. If Seller and Purchaser fail to agree on date and time for an Inspection because of Seller’s bad faith or Seller fails to provide a representative for an Inspection at the agreed upon time and date, Purchaser shall be permitted to conduct the Inspection without being accompanied by Seller or its representative. Purchaser is solely responsible for the costs of any such entry, survey, testing or investigation, and shall indemnify Seller against any cost thereof.
               (b) Limitations. Purchaser must not, under any circumstances, compromise or affect the structural integrity of the Improvements or violate any applicable law, rule or regulation. Except as provided below in this Section 3.1.5(b), neither Purchaser nor any of its agents, representatives or independent contractors may contact any tenant at the Property or Seller’s service providers and vendors (each an “Interview”). Purchaser shall give Seller at least forty-eight (48) hours prior notice of its desire to conduct an Interview. After receipt of such notice from Purchaser, Seller shall work with Purchaser to select a mutually agreeable date and time during normal business hours for Seller’s representative to accompany Purchaser or its agents, representatives or independent contractors in connection with an Interview. If Seller and Purchaser fail to agree on a date and time because of Seller’s bad faith or if Seller fails to make a representative available at the agreed upon date and time, Purchaser shall be permitted to conduct the Interview without the presence of Seller’s representative. Purchaser must obtain Seller’s prior written approval, which Seller may withhold in its sole and absolute discretion, of the scope and method of any physically intrusive inspection, testing or investigation of the Property, including, but without limitation, any inspection which would involve taking subsurface borings or related investigations, and any inspection that would alter the physical condition of the Property in any material respect (provided, however, that nothing herein shall prohibit Purchaser or any of its engineers or contractors from performing a non-invasive Phase I environmental assessment or report or commercially reasonable non-invasive test for mold, moisture-related conditions, asbestos and asbestos containing materials, seismic evaluations, air quality tests or any similar non-invasive test which does not result in any material damage to the Property). The right of entry granted in this Agreement is subject to the rights of any grantees under any existing recorded easements and the rights of tenants of the Property, and Purchaser shall not unreasonably interfere with the rights of such grantees and tenants.
               (c) Restoration and Indemnity. Purchaser shall restore the Property to substantially the same condition existing immediately prior to Purchaser’s inspection thereof if Purchaser or its contractors, consultants, employees or agents cause damage to the Property resulting from such inspection. Purchaser agrees to indemnify, defend and hold harmless Seller, its members, agents, employees, officers, directors, affiliates, counsel, advisors and asset managers for any loss, liability, claims, damage, cost or expense caused by Purchaser or its contractors, consultants, employees or agents acts on the Property including, but not limited to, mechanic’s and materialmen’s liens filed against Seller or the Property and Purchaser’s failure to restore the Property as required in this Subsection 3.1.5(c), except to the extent arising solely from (i) the gross negligence or willful misconduct of Seller, its members, officers, directors, affiliates, counsel, advisors, asset managers, employees, representatives, agents or consultants, or (ii) any pre-existing liabilities, conditions or other matters merely discovered by Purchaser or its employees, representatives, agents or consultants and promptly reported to Seller (e.g., latent environmental contamination, latent construction or other physical defects or conditions, etc.). Purchaser’s indemnification obligations pursuant to this Subsection shall survive and be enforceable after the Closing or earlier termination of this Agreement.
               (d) Copies of Reports. If Purchaser elects not to purchase the Property, upon the request of Seller, Purchaser shall deliver copies of any final third-party property condition reports Purchaser obtains in connection with such inspection to Seller, including, without limitation, any Phase I environmental site assessment performed by or on behalf of Purchaser, but excluding any internal reports produced by Seller. Any such delivery shall be made without recourse to Purchaser nor any representation or warranty from Purchaser.
               (e) Insurance. Purchaser shall maintain a policy of comprehensive general liability insurance, with a single combined limit of not less than Two Million Dollars ($2,000,000), insuring all activity and conduct of Purchaser and its agents, representatives and independent contractors during any such entry, including contractual liability coverage. Seller shall be named as additional insured on such comprehensive general liability policy, and Purchaser shall provide proof of such insurance to Seller, in a form reasonably acceptable to Seller, prior to any such entry.
               (f) Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing, except to the extent required to do so under applicable law. Purchaser’s obligation to purchase the Property is not subject to or conditioned upon Purchaser’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.
               (g) Plumbing Leak. Seller hereby discloses to Purchaser that a plumbing leak occurred in a chase and janitors room between the first and second floors of the building located on the Property. Seller agrees to repair the water damage caused by the leak to Purchaser’s reasonable satisfaction on or before the Closing.
          3.1.6 Knowledge of the Property. Seller agrees and acknowledges that as a result of its inspection of the Property, as to many potentially relevant facts concerning the

Property, Seller is not in a position to have any more knowledge of the Property than Purchaser, and through the due diligence process Purchaser can be expected to obtain greater knowledge concerning the Property than is currently held by Seller.
     3.2 Title and Survey.
          3.2.1 Title Commitment. As soon as practicable following the Effective Date, Seller shall obtain, from Stewart Title of Denver, Inc. (the “Title Company”), and deliver to Purchaser a A.L.T.A. commitment for an extended coverage owner’s policy of title insurance (the premium for such A.L.T.A. extended coverage shall be paid by Purchaser and Seller shall pay the C.L.T.A. portion of such coverage, all in accordance with Section 5.4) (the “Title Commitment”) with respect to the Real Property issued by the Title Company along with a legible copy of each instrument listed as an exception thereon.
          3.2.2 Survey. As soon as practicable following the Effective Date, Purchaser may order at its sole cost an update of the Existing Survey (the “Amended Survey”) of the Real Property from the surveyor company who produced the Existing Survey (the “Surveyor”). Purchaser will cause a duplicate of the Amended Survey to be delivered to Seller concurrently with the delivery thereof to Purchaser. If the Amended Survey is not received three (3) Business Days before the Title Approval Date, Purchaser may make objections to matters shown on the Amended Survey but not shown on the Existing Survey to which a reasonable purchaser would object within five (5) days after its receipt of the Amended Survey, but in no event after the Due Diligence Contingency Date, by providing a title objection notice (also, a Title Objection Notice, as hereinafter defined) to Seller. If Purchaser sends such notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser’s Title Objections under Sections 3.2.3 and 3.2.4 hereof and the Closing Date shall be extended to accommodate the cure and response periods set forth in Section 3.2.4 and to occur five (5) Business Days after the expiration of the last of such cure and response periods if this Agreement is not terminated pursuant to Section 3.2.4. All matters in the Amended Survey not timely objected to by Purchaser shall be deemed to be waived by Purchaser and such matters shall be considered Approved Title Matters (as hereinafter defined).
          3.2.3 Title Objections. By the earlier of (a) five (5) Business Days after Purchaser’s receipt of the last of the Title Commitment and the Amended Survey (but in all events within five (5) business days after the Effective Date), or (b) November 9, 2006 (in either event, the “Title Approval Date”), Purchaser shall have examined the Title Commitment and Amended Survey or New Survey (or the Existing Survey if Purchaser does not receive the Amended Survey before the Title Approval Date), and shall make any objections thereto (“Purchaser’s Title Objections”) by written notice to Seller (the “Title Objection Notice”). The Title Objection Notice shall state with specificity the reasons for Purchaser’s objection and the curative steps requested by Purchaser which would remove the basis for Purchaser’s objection. Any objections to matters shown in the Title Commitment and the Amended Survey or New Survey (or the Existing Survey if Purchaser does not receive the Amended Survey before the Title Approval Date) to which Purchaser has not objected by the Title Approval Date shall be deemed to be waived by Purchaser and such matters shall be referred to as “Approved Title Matters.”

          3.2.4 Cure of Title Objections. Seller shall notify Purchaser of whether it intends to cure any or all of Purchaser’s Title Objections within two (2) Business Days of receipt of a Title Objection Notice. If Seller fails to notify Purchaser of whether or not it intends to cure any or all of the Purchaser’s Title Objections within such two (2) Business Day period, Seller shall be deemed to have notified Purchaser that it will not cure any of Purchaser’s Title Objections. If Seller confirms in writing that it will cure some or all of Purchaser’s Title Objections, Seller is allowed until the Closing Date to cure Purchaser’s Title Objections. If Seller agrees to cure any of Purchaser’s Title Objections, has used commercially reasonable efforts pursing such cure, and such cure is not completed prior to the Closing Date, Seller shall not be in default of this Agreement, provided, however, that Purchaser may terminate the Agreement on the Closing Date by providing written notice to Seller and the Earnest Money shall be returned to Purchaser and neither party shall have any liability to the other except for the Surviving Obligations. If Seller fails to use commercially reasonable efforts to cure any objection which Seller has agreed to cure, Seller shall be in default under this Agreement. If Seller notifies Purchaser that it does not intend to cure all of Purchaser’s Title Objections or is deemed to have elected not to cure Purchaser’s Title Objections, then, by providing written notice of Purchaser’s election within two (2) Business Days after Purchaser’s receipt of Seller’s notice or deemed notice, or on the Closing Date with respect to any matter which Seller agrees to cure but remains uncured on Closing Date, Purchaser may elect to do one of the following:
(a)	Terminate this Agreement and receive a refund of the Earnest Money in which case neither party shall have any further liability to the other except for Surviving Obligations; or

(b)	Waive one or more of the uncured Purchaser’s Title Objections and proceed to Closing.
          If Purchaser does not timely give notice of its election to terminate this Agreement under Subsection 3.2.4(a) or to proceed to Closing under Subsection 3.2.4(b) as provided herein, Purchaser shall be deemed to have elected to waive Purchaser’s Title Objections and proceed to Closing under Subsection 3.2.4(b).
          Notwithstanding anything herein to the contrary, Seller shall be obligated to pay, discharge and remove all Monetary Objections. As used herein, the term “Monetary Objections” shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property, and, in the case of any such lien arising from the act or omission of a tenant, which does not attach to the interest of the Seller in and to the Property), (c) the lien of real or personal property taxes, assessments (general or special) or governmental charges affecting all or any portion of the Property which are delinquent or which are due and payable at or prior to Closing, and (d) any judgment of record against Seller or otherwise affecting the Property.
          3.2.5 “Permitted Encumbrances” means all of the Approved Title Matters and any Purchaser’s Title Objections that Purchaser has waived or is deemed to have waived.

          3.2.6 Purchaser may, at or prior to Closing, notify Seller in writing of any additional objections to title to the Real Property (a) raised by the Title Company between the Title Approval Date and the Closing, and (b) not disclosed by the Title Company or otherwise known to Purchaser prior to the Title Approval Date, provided that Purchaser must notify Seller of such new objection to title within three (3) Business Days of obtaining notice or knowledge of the existence of such matter. If Purchaser sends such notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser’s Title Objections under Sections 3.2.3 and 3.2.4 hereof and the Closing Date shall be extended to accommodate the cure and response periods set forth in Section 3.2.4 and to occur five (5) Business Days after the expiration of the last of such cure and response periods if this Agreement is not terminated pursuant to Section 3.2.4.
     3.3 Termination of Contracts. All service contracts related to the Property entered into by or on behalf of Seller or its property manager shall be terminated on or before the Closing Date.
SECTION 4
REPRESENTATIONS AND WARRANTIES
     4.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that as of the Effective Date and as of Closing:
          4.1.1 Authority. Purchaser is a limited partnership, duly organized and in good standing under the laws of the State of Delaware, and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate, partnership, limited liability company, or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement.
          4.1.2 No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any material agreement or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser’s assets is bound.
          4.1.3 Litigation. As of the Effective Date, to Purchaser’s Knowledge, there is no pending, actual or threatened litigation, action or other proceeding against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.
          4.1.4 Bankruptcy. Purchaser has no pending or actual or, to Purchaser’s Knowledge, threatened (i) general assignments for the benefit of creditors, (ii) involuntary petitions in bankruptcy or involuntary petitions by Purchaser’s creditors, (iii) appointments of a receiver to take possession of all or substantially all of Purchaser’s assets, (iv) attachments or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) inability to pay its debts as they come due, or (vi) offers of settlement, extension or compromise to its creditors generally.
          4.1.5 Due Diligence Representation. Purchaser represents and warrants to Seller that Purchaser (i) is an experienced and sophisticated purchaser of properties such as the Property, (ii) is specifically familiar with the Property, and (iii) has inspected and examined, or prior to the Due Diligence Contingency Date will inspect and examine, all aspects of the Property and its current condition that Purchaser believes to be relevant to its decision to consummate its purchase of the Property. Purchaser acknowledges that Seller does not occupy the Property.
          4.1.6 Patriot Act of Representations. Purchaser is not (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, or (ii) a person described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 or listed on the Annex (as amended to date) of such Executive Order, or (iii) a person otherwise identified by any government or legal authority as a person with whom Seller or any of its constituents or affiliates are prohibited from transacting business.
   This Section 4.1 shall survive the Closing for a period of nine (9) months.
     4.2 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that as of the Effective Date and the Closing:
          4.2.1 Authority. Seller is a limited liability company, duly organized and in good standing under the laws of the State of Colorado and qualified to conduct business in the State of California, and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Seller has obtained all necessary corporate, partnership, limited liability company, or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Seller to this Agreement.
          4.2.2 No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any material agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound.
          4.2.3 Bankruptcy. Seller has no pending or actual or, to Seller’s Knowledge, threatened, (i) general assignments for the benefit of creditors, (ii) involuntary petitions in bankruptcy or involuntary petitions by Seller’s creditors, (iii) appointments of a receiver to take possession of all or substantially all of Seller’s assets, (iv) attachments or other judicial seizure of all, or substantially all, of Seller’s assets, (v) inability to pay its debts as they come due, or (vi) offers of settlement, extension or compromise to its creditors generally.

          4.2.4 Condemnation. Seller has not been served with papers filing a condemnation action affecting the Property. To Seller’s knowledge, there are no threatened condemnation proceedings affecting the Property which would materially impair the current use and operation of the Property or materially diminish the value of the Property.
          4.2.5 Litigation. To Seller’s knowledge (i) as of the Effective Date there is no pending, actual or threatened litigation affecting the Property or Seller and (ii) as of the Closing Date there is no pending, actual or threatened litigation affecting the Property that is not covered by insurance.
          4.2.6 Not Foreign Person. Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
          4.2.7 Violations. Seller has not received any written notice from any governmental authority alleging that the Property, or any portion thereof, is in material violation of any law, rule or regulation affecting the Property which has not been cured as of the Effective Date, or if such matter arises after the Effective Date, as of the Closing Date.
          4.2.8 Lease and Contracts. As of the Closing, except for the Lease and Agreements, there will not be any outstanding contracts for any improvements to the Property entered into or assumed orally or in writing by Seller or its property manager or any other contracts affecting or in any way relating to the Property entered into or assumed orally or in writing by Seller or its property manager, including any construction, management, leasing or listing agreements, or any other written or oral agreements with adjacent or nearby property owners or lessees or other third parties not filed of record, which will be binding on Purchaser.
          4.2.9 Tenant Leases.
               (a) The Property Documents include a complete, true and correct copy of the Lease, including all modifications and amendments thereto, and the Lease is the only lease or occupancy agreement affecting the Property; and
               (b) Seller has neither given nor received a written notice of default under the Lease which has not been cured before the Closing Date. To Seller’s knowledge, neither Tenant nor Landlord are in default under the Lease.
               (c) Seller has not encumbered, pledged or assigned the Lease, except for any encumbrances or assignments that will be released as of the Closing Date.
          4.2.10 Special Taxes. During Seller’s ownership period, Seller has received no notice from a public authority that there are contemplated improvements to or adjoining the Real Property by public authority, the cost of which are to be assessed as special taxes against the Real Property.
          4.2.11 Environmental Condition. Except as disclosed in the Property Documents and any tests or investigations conducted by Purchaser, and except for small quantities relating to the operation of the Improvements that have been kept and used in accordance with all applicable Environmental Laws (as defined in Section 4.4), to Seller’s Knowledge (i) the

Property does not contain any Hazardous Substances nor (ii) has there been any production, disposal or storage on or from the Property of any Hazardous Substances by Seller or by any tenant. To Seller’s Knowledge and except as disclosed in the Property Documents and any tests or investigations conducted by Purchaser, there has been no underground storage tanks installed on or under the Property nor has the Property been used as a hazardous waste dump. Seller has received no written notice of any violation of any applicable Environmental Laws nor has Seller received written notice of a formal inquiry by a governmental entity or agency into any alleged violation of any applicable Environmental Laws which has not been cured.
          4.2.12 Insurance. During Seller’s ownership period, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property.
          4.2.13 Options. Other than Existing Tenant’s right to purchase the Property, which right shall be terminated with regard to this transaction on or before the Due Diligence Contingency Date, no other tenant or any other party has any right or option (including any right of first refusal or right of first offer) to purchase all or any part of the Property or any interest therein.
          4.2.14 Brokerage Agreements. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof.
          4.2.15 Tax Protests. Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence any action to review, real property tax assessments against the Property.
          4.2.16 Violations. During Seller’s ownership period, Seller has not received any written notice of violation of any code, law, rule, regulation or other governmental or quasi-governmental requirement for a violation which has not been cured, or written notice of an intention to revoke any certificate of occupancy, license, or permit of material importance to the use of the Property as an office building.
          4.2.17 Patriot Act Representations. Seller is not (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, or (ii) a person described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 or listed on the Annex (as amended to date) of such Executive Order, or (iii) a person otherwise identified by any government or legal authority as a person with whom Purchaser or any of its constituents or affiliates are prohibited from transacting business.
          4.2.18 Property Documents. Seller represents to Purchaser that it has not intentionally withheld any Property Documents from Purchaser.
          4.2.19 Definition of Seller’s Knowledge. “Seller’s Knowledge” means the current actual knowledge of Scott McCormick, the asset manager of the Property, who is the individual in Seller’s organization who works directly with the property manager (“Seller’s Representative”) without independent inquiry or investigation; provided that “Seller’s Knowledge” does not include the knowledge of any other person or firm and shall not apply to, or be construed to include, information or material which may be in the possession of Seller generally or incidentally, but of which Seller’s Representative is not actually aware.
          4.2.20 Right to Update. Prior to the Closing Date, Seller may notify Purchaser in writing of any facts, conditions or circumstances which come to Seller’s Knowledge that render any of the representations and warranties set forth in this Section 4.2 in any way inaccurate, incomplete, incorrect or misleading. Except as set forth below, in the event of any update to Seller’s warranties and representations, Seller shall not be in default hereunder and shall have no liability as a result thereof. If an update makes any representation or warranty previously given materially inaccurate, incomplete, incorrect or misleading, Purchaser may, at its option, (i) proceed to purchase the Property pursuant to this Agreement, in which case Purchaser’s objection to the inaccuracy of Seller’s representations and warranties shall be deemed waived by Purchaser, or (ii) terminate this Agreement by giving written notice thereof to Seller, in which case the Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations; provided, however, if such inaccuracy is attributable to events or circumstances that existed prior to the execution of this Agreement of which Seller or Seller’s Representative, as applicable, had knowledge or to intentional acts or omissions of Seller taken in Bad Faith between the date of this Agreement and the Closing, Purchaser shall be entitled to the remedies provided in Section 7.1. The warranties and representations set forth in this Section 4.2 shall survive Closing for a period of nine (9) months. As used in this Agreement when referring to the acts of Seller, “Bad Faith” shall mean (i) an act that a reasonable third party would consider was taken outside of the ordinary course of business in order to prevent or dissuade Purchaser from purchasing the Property from Seller, including, but not limited to, the placement of a consensual lien upon the Property as a result of the actions of Seller which is not released at or before Closing or an amendment to or termination of the Lease executed by Seller to which Purchaser does not consent, or (ii) Seller’s failure to satisfy its obligation to close the transaction contemplated by this Agreement. As used in this Agreement when referring to the acts of Purchaser, “Bad Faith” shall mean an act that a reasonable third party would consider was taken outside of the ordinary course of business in order to prevent or dissuade Seller from selling the Property to Purchaser.
     4.3 “AS IS” SALE. PURCHASER ACKNOWLEDGES THAT IT WILL HAVE ADEQUATE OPPORTUNITY TO INSPECT THE PROPERTY, AND THAT PURCHASER SHALL RELY SUBSTANTIALLY ON ITS OWN INVESTIGATION OF THE PROPERTY, AND ACCEPTS THE RISK THAT ANY INSPECTION MAY NOT DISCLOSE ALL MATERIAL MATTERS AFFECTING THE PROPERTY. SUBJECT ONLY TO THE TERMS OF SECTIONS 4.2, 6.1, 6.2 AND 8 OF THIS AGREEMENT AND OF THE CLOSING DOCUMENTS, PURCHASER AGREES TO ACCEPT THE PROPERTY IN ITS “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT CLOSING, WITHOUT ANY RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE. PURCHASER FURTHER AGREES, EXCEPT AS OTHERWISE PROVIDED IN SECTION 4.2 AND IN THE CLOSING DOCUMENTS, TO ACCEPT THE PROPERTY WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION AS TO THE: (A) VALUE, NATURE,

QUALITY OR PHYSICAL CONDITION OF THE PROPERTY; (B) INCOME DERIVED FROM THE PROPERTY; (C) MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE; (D) COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY; (E) MANNER OR QUALITY OF CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY; (F) MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (G) THE ENVIRONMENTAL CONDITION OF THE PROPERTY, OR (H) ANY OTHER MATTER REGARDING THE PROPERTY, AND SELLER EXPRESSLY DISCLAIMS EACH AND EVERY SUCH REPRESENTATION AND WARRANTY. THE PROVISIONS OF THIS SECTION 4.3 SHALL SURVIVE THE CLOSING.
     4.4 RELEASE. EXCEPT FOR ANY CLAIMS ARISING UNDER THIS AGREEMENT, PURCHASER RELEASES SELLER AND ANY PARTY AFFILIATED WITH SELLER, AND THEIR RESPECTIVE REPRESENTATIVES, SUCCESSORS AND ASSIGNS (THE “SELLER RELATED PARTIES”) FROM AND AGAINST ANY AND ALL DEMANDS AND CLAIMS AT LAW OR EQUITY, WHICH PURCHASER OR ANY PARTY AFFILIATED WITH PURCHASER AND THEIR RESPECTIVE REPRESENTATIVES, SUCCESSORS AND ASSIGNS (EACH A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATING TO OR IN CONNECTION WITH THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE DOCUMENTS AND INFORMATION REFERRED TO IN THIS AGREEMENT, THE LEASE AND EXISTING TENANT, THE AGREEMENTS, ALL CONTRACTS, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, INCLUDING, BUT NOT LIMITED TO, ANY CONDITION OF ENVIRONMENTAL CONTAMINATION AT, UNDER, IN, ABOVE OR ABOUT THE REAL PROPERTY BY “HAZARDOUS SUBSTANCES” (DEFINED BELOW), HOWEVER AND WHENEVER OCCURRING, AND ANY OTHER CONTAMINATION BY HAZARDOUS SUBSTANCES OF THE SOIL OR SURFACE OR GROUND WATER AT, UNDER, IN, ABOVE OR ABOUT THE REAL PROPERTY, THE PRIOR, PRESENT OR FUTURE EXISTENCE OF ANY UNDERGROUND OR ABOVEGROUND STORAGE TANKS (INCLUDING ALL ATTENDANT PIPING, PRODUCT DISPENSERS, AND OTHER SYSTEMS) AT, UNDER OR IN THE VICINITY OF ANY PART OF THE REAL PROPERTY, AND THE VIOLATION OR ALLEGED VIOLATION BY SELLER OR ANY PRIOR OWNER, TENANT, SUBTENANT OR OTHER USER OF ANY PART OF THE REAL PROPERTY, OR BY ANY CONTRACTOR OR AGENT OF SELLER, OF ANY ENVIRONMENTAL LAW (DEFINED BELOW) APPLICABLE TO THE REAL PROPERTY OR THE USE OR OCCUPANCY OF ANY PORTION OF THE REAL PROPERTY, OR OTHER CONDITIONS AFFECTING THE REAL PROPERTY OR ANY PORTION THEREOF; PROVIDED, HOWEVER, THE FOREGOING WAIVER AND RELEASE SHALL NOT APPLY WITH RESPECT TO ANY CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS OR EXPENSES, KNOWN OR UNKNOWN, EXISTING AND FUTURE, INCURRED IN CONNECTION WITH OR RELATING TO: (X) ANY CLAIMS RESULTING FROM EVENTS OCCURRING DURING SELLER’S OWNERSHIP PERIOD RELATED TO THE PROPERTY THAT ARE MADE BY THIRD PARTIES FOR PERSONAL INJURY,

PROPERTY DAMAGE OR DEATH, (Y) ANY CLAIMS BASED ON ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, AFFILIATES, EMPLOYEES AND SUCCESSORS AND ASSIGNS, OR (Z) ANY CLAIMS RESULTING FROM EVENTS OCCURRING DURING SELLER’S OWNERSHIP PERIOD MADE BY THIRD PARTIES (INCLUDING GOVERNMENTAL AUTHORITIES) AGAINST PURCHASER OR ITS SUCCESSORS, ASSIGNS, AGENTS OR AFFILIATES RELATING TO HAZARDOUS SUBSTANCES ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. WITHOUT LIMITING THE SCOPE OR GENERALITY OF THE FOREGOING WAIVER AND RELEASE PROVISIONS, THOSE PROVISIONS SHALL SPECIFICALLY INCLUDE AND COVER (X) ANY CLAIM FOR OR RIGHT TO INDEMNIFICATION, CONTRIBUTION OR OTHER COMPENSATION BASED ON OR ARISING OUT OF ANY ENVIRONMENTAL LAW NOW OR LATER EXISTING OR RELATING TO LIABILITY OF PROPERTY OWNERS, OPERATORS OR OTHER USERS FOR ENVIRONMENTAL MATTERS, AND (Y) ANY ENVIRONMENTAL CLAIM BASED ON TRESPASS, NUISANCE, WASTE, NEGLIGENCE, NEGLIGENCE PER SE, STRICT LIABILITY, INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMMON LAW OF THE STATE OF CALIFORNIA (OR ANY OTHER APPLICABLE JURISDICTION); PROVIDED, HOWEVER, THE FOREGOING WAIVER AND RELEASE SHALL NOT APPLY WITH RESPECT TO ANY CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS OR EXPENSES, KNOWN OR UNKNOWN, EXISTING AND FUTURE, INCURRED IN CONNECTION WITH OR RELATING TO: (X) ANY CLAIMS RESULTING FROM EVENTS OCCURRING DURING SELLER’S OWNERSHIP PERIOD RELATED TO THE PROPERTY THAT ARE MADE BY THIRD PARTIES FOR PERSONAL INJURY, PROPERTY DAMAGE OR DEATH, (Y) ANY CLAIMS BASED ON ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, AFFILIATES, EMPLOYEES AND SUCCESSORS AND ASSIGNS, OR (Z) ANY CLAIMS RESULTING FROM EVENTS OCCURRING DURING SELLER’S OWNERSHIP PERIOD MADE BY THIRD PARTIES (INCLUDING GOVERNMENTAL AUTHORITIES) AGAINST PURCHASER OR ITS SUCCESSORS, ASSIGNS, AGENTS OR AFFILIATES RELATING TO HAZARDOUS SUBSTANCES ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE OF THE SELLER PARTIES. PURCHASER ACKNOWLEDGES THAT THE FOREGOING ACKNOWLEDGMENTS, RELEASES AND WAIVERS, INCLUDING WITHOUT LIMITATION THE WAIVER OF THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WERE EXPRESSLY BARGAINED FOR. THE WORD “CLAIMS” MEANS ALL CAUSES OF ACTION, CONTRACT RIGHTS, DEBTS, DEMANDS, INDEMNITIES, LIABILITIES, OBLIGATIONS OF ANY KIND, AND RIGHTS OTHERWISE ARISING BY CONTRACT AND/OR OPERATION OF LAW, WHETHER KNOWN OR UNKNOWN TO THE RELEASING PARTY, AND EXISTING AS OF THE DATE OF THIS AGREEMENT OR ARISING FROM AND AFTER THE DATE OF THIS AGREEMENT. THE PARTIES HERETO UNDERSTAND AND INTEND THAT NO RELIEF MAY BE HAD AS TO ANY RELEASED CLAIMS WHETHER BY ACTUAL DAMAGES, AWARD, DECLARATORY

RELIEF, INJUNCTION, NOMINAL DAMAGES, OFFSET, PUNITIVE DAMAGES OR RECOVERY IN ANY FORM. AS USED IN THIS AGREEMENT, THE TERM “ENVIRONMENTAL LAW” MEANS ALL FEDERAL, STATE OR LOCAL LAWS, ORDINANCES, REGULATIONS, ORDERS AND DIRECTIVES PERTAINING TO HAZARDOUS SUBSTANCES ON, ABOUT OR ADJACENT TO ANY PORTION OF THE REAL PROPERTY, OR GENERALLY DEALING WITH THE PUBLIC HEALTH AND SAFETY AND THE PROTECTION OF THE ENVIRONMENT. AS USED IN THIS AGREEMENT, THE TERM “HAZARDOUS SUBSTANCES” SHALL MEAN ANY OIL OR PETROCHEMICAL PRODUCTS, PCBS, ASBESTOS, UREA FORMALDEHYDE, SALTS, FLAMMABLE EXPLOSIVES, RADIOACTIVE MATERIALS, HAZARDOUS WASTES, TOXIC, CORROSIVE, MUTAGENIC OR PATHOGENIC SUBSTANCES OR RELATED MATERIALS, INCLUDING, WITHOUT LIMITATION, ANY SUBSTANCES DEFINED AS OR INCLUDED IN THE DEFINITION OF “HAZARDOUS SUBSTANCES,” “HAZARDOUS WASTES,” “HAZARDOUS MATERIALS,” “TOXIC SUBSTANCES,” OR ANY SIMILAR TERM, UNDER ANY APPLICABLE ENVIRONMENTAL LAW. NO PURCHASER RELATED PARTY SHALL LOOK TO ANY OF THE SELLER RELATED PARTIES FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT, INCLUDING WITH REGARD TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THE PROVISIONS OF THIS SECTION 4.4 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING DATE.
SECTION 5
CLOSING
     5.1 Closing. The closing of the purchase and sale transaction contemplated in this Agreement (the “Closing”) shall take place on the date (the “Closing Date”) which is five (5) Business Days after the Due Diligence Contingency Date, unless extended pursuant to the terms hereof (provided, however, if the Closing Date as so determined does not fall on a Business Day, the Closing Date shall be postponed until the next succeeding Business Day).
     5.2 Possession. Subject to the Existing Tenant’s right to possession of the Property under the Lease, and the Approved Title Matters, sole and exclusive possession of the Property shall be delivered to Purchaser at the Closing.
     5.3 Proration. The following adjustments will be made to the Purchase Price at Closing.
          5.3.1 General. All prorations made under this Section 5.3 with respect to the Property for the month in which the Closing occurs shall be prorated as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date (the “Adjustment Date”). At least five (5) Business Days prior to the Closing Date, Seller shall attempt to deliver to Purchaser a proration statement setting forth Seller’s good faith estimates of all items to be prorated hereunder.
          5.3.2 Rents. All rent and other charges payable by the Existing Tenant under the Lease and collected by Seller shall be prorated between Seller and Purchaser as of the

Adjustment Date. At Closing, if Existing Tenant is delinquent in any rental payment required under the Lease on the Adjustment Date or earlier, then such rent shall not be prorated and, to the extent Purchaser receives the rental payments from Existing Tenant after Closing, Purchaser shall pay the delinquent amounts to Seller after application in the manner set forth below. Purchaser shall invoice the Existing Tenant for such delinquent amounts, provided Purchaser has no obligation hereunder to file an action to collect or evict tenant, incur any material cost or expense or otherwise enforce the payment of, the delinquent amounts. Seller reserves the right to institute collection efforts at any time after the Closing against Existing Tenant for any pre-Closing delinquent rents under the Lease provided that Seller may not sue Existing Tenant for nonpayment of rent, seek the eviction of Existing Tenant, request that Purchaser declare Existing Tenant in default under the Lease, seek the termination of the Lease or otherwise disturb Existing Tenant’s possession thereunder in such collection efforts. All rents received by Purchaser after the Closing shall be applied, after deducting therefrom any reasonable cost or expense incurred by Purchaser in collecting such amounts, to any amounts owing to Purchaser for periods after the Closing Date, and then to delinquent rents payable prior to Closing.
          5.3.3 Taxes.
               (a) General. Real estate, ad valorem, and personal property taxes and other state, county and municipal taxes (collectively, “Real Estate Taxes”) for the Current Tax Period (defined below) shall be prorated between Seller and Purchaser as of the Closing Date. Seller is responsible for (i) all such taxes for all calendar years occurring prior to the Current Tax Period and (ii) that portion of such taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Closing Date, inclusive, whether or not the same shall be payable prior to the Closing. The phrase “Current Tax Period” refers to the calendar year of the applicable taxing authority in which the Closing occurs. In the event that as of the Closing the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then the proration shall be estimated based on the purchase price Seller paid when it acquired the Property. If the transaction contemplated by this Agreement closes, Purchaser shall be responsible for any increases in real estate taxes as a result of the sale of the Property to Purchaser.
               (b) Special Assessments. Purchaser shall assume all special assessments (and charges in the nature of or in lieu of such assessments) levied, pending or constituting a lien with respect to any of the Real Property as of the Adjustment Date, to the extent applicable to the period on or after the Closing Date.
               (c) Association Dues. Dues paid or owing to the owners’ association in which the Real Property is included shall be prorated accordingly between Seller and Purchaser as of the Adjustment Date.
          5.3.4 Security Deposits. All prepaid rents and all unused, refundable security deposits (if any) in the possession or control of Seller (together with any interest accrued thereon if interest is specifically required to be paid thereon under applicable law or under the terms of the Lease) at Seller’s option shall either be (a) transferred to Purchaser at Closing and not subject to adjustment, or (b) adjusted by way of a credit in favor of Purchaser. If Seller transfers security deposits to Purchaser as provided above, Purchaser agrees to assume all such deposits.
          5.3.5 Insurance. Seller shall cancel any insurance policies maintained by Seller with respect to the Property as of the Closing Date, and Seller shall be entitled to any refund of insurance premiums with respect thereto.
          5.3.6 Utilities; Utility Deposits.
               (a) All utility expenses, including water, fuel, gas, electricity, telephone, sewer, trash removal, steam, heat and other services furnished to or provided for the Property shall be prorated between Seller and Purchaser.
               (b) Seller agrees to seek to have all meters with respect to any such utilities read as of the Adjustment Date. If a reading or the results thereof cannot be obtained by the Closing, then such charges, if any, shall be apportioned based on extrapolation from the last reading therefor, subject to adjustment if the actual amount becomes known within sixty (60) days after the Closing. Utility deposits owned by Seller, if any, together with any accrued interest thereon, shall be retained by Seller and not transferred to Purchaser at Closing.
          5.3.7 Reproration. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment on or before the date that is one hundred eighty (180) days after the Closing Date. The agreements of Seller and Purchaser set forth in this Section 5.3 shall survive the Closing, subject to Section 7.
     5.4 Closing Costs.
          5.4.1 Paid by Purchaser. Purchaser shall pay, at the Closing, the title insurance premium for any lender’s policy of title insurance, the cost of any endorsements to any title insurance policies issued, including, but not limited to, the cost for the A.L.T.A. extended coverage portion of the owner’s policy, the cost of the Amended Survey and/or New Survey, all recording, filing and documenting charges and fees to record the documents evidencing the conveyance of the Property, any transfer tax (except for city and county transfer taxes which will be paid by Seller) and all other costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a purchaser in such transactions in the location in which the Land is situated. Purchaser shall also pay one-half of the escrow charges of the Title Company and Escrow Agent.
          5.4.2 Paid By Seller. Seller shall pay, at the Closing, the cost to prepare the Title Commitment, the title insurance premium for the standard C.L.T.A. owner’s policy of title insurance (excluding the cost of any endorsements thereto), any city and county transfer taxes, and all other costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a seller in such transactions in the location in which the Land is situated. Seller shall also pay one-half of the escrow charges of the Title Company and Escrow Agent.

          5.4.3 Paid According to Custom. Except as set forth herein to the contrary, any federal, state, county or local documentary, excise, sales and stamp taxes shall be paid by either Purchaser or Seller as is customary for a purchaser or seller, as the case may be, in such transactions in the location in which the Land is situated.
          5.4.4 Attorneys and Professional Fees. Notwithstanding the foregoing, each party shall pay its own attorney’s fees and fees of any accountants and/or advisors incurred in connection with the transaction contemplated in this Agreement.
     5.5 Seller’s Obligations in Connection With the Closing. One Business Day prior to the Closing, Seller shall deliver or cause to be delivered to Escrow Agent the following, duly executed and acknowledged where applicable, for delivery to Purchaser at Closing:
          5.5.1 Deed. A grant deed (the “Deed”) conveying the Real Property to Purchaser in the form of Exhibit B attached hereto.
          5.5.2 Assignment of Leases. An Assignment and Assumption of Leases in the form attached to this Agreement as Exhibit C (the “Assignment of Leases”).
          5.5.3 Assignment of Intangible Personal Property, Permits and Warranties. An Assignment and Assumption of Intangible Personal Property, Permits and Warranties in the form attached to this Agreement as Exhibit D (the “Assignment”).
          5.5.4 Bill of Sale. A bill of sale in the form attached hereto as Exhibit E (the “Bill of Sale”), conveying the Tangible Personal Property to Purchaser.
          5.5.5 FIRPTA Affidavit. An affidavit of Seller in form attached hereto as Exhibit F, and if applicable and required, any equivalent state forms, certifying that Seller is not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the State in which the Real Property is located.
          5.5.6 Seller’s Affidavit. Such reasonable and customary owner’s affidavit and indemnities for mechanics’ liens, in each case as may be required by the Title Company to issue the Policy.
          5.5.7 Tenant Notices. Notice to tenants under the Leases in the form attached hereto as Exhibit G.
          5.5.8 Transfer Tax Forms; Other Forms. All transfer tax and other similar tax returns which Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, and Seller’s payment of any such tax due to any city or county governmental authority as a result of the sale.
          5.5.9 Records, Files and Keys. To the extent not already delivered to Purchaser, those records and files in Seller’s possession or control relating to operations, leasing and maintenance (including, but not limited to, the Lease, all plans and specifications for the Improvements, and all permits and certificates of occupancy for the Improvements) and all keys, access codes and such other passwords in Seller’s possession or control related to access to the Property, provided that the parties agree to cooperate in good faith to deliver such items outside of escrow.
          5.5.10 Evidence of Authority. Such authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.
          5.5.11 Settlement Statement. A settlement statement, showing the application of the Earnest Money against the Purchase Price, the allocation of the Closing Costs and other prorations and closing adjustments set forth in this Agreement, all consistent with the terms and conditions of this Agreement (the “Settlement Statement”).
          5.5.12 Additional Documentation. Seller shall execute such other or further instruments of conveyance, sale, assignment, certification, and transfer, and shall take or cause to be taken such other or further actions, as is customarily and reasonably requested in similar transactions to consummate the transactions contemplated herein.
     5.6 Purchaser’s Obligations in Connection With the Closing. One Business Day prior to the Closing, Purchaser shall cause the following to be delivered to Escrow Agent, each duly executed and acknowledged, as applicable, for delivery to Seller at Closing:
          5.6.1 Purchase Price. The portion of the Purchase Price payable pursuant to Section 2.1, as adjusted pursuant to Sections 5.3 and 5.4, and such other amounts as may be due from Purchaser pursuant to the Settlement Statement, by wire transfer of immediately available funds to Seller. The Earnest Money shall be applied to and credited against the Purchase Price, and shall be disbursed to Seller by Escrow Agent at Closing.
          5.6.2 Evidence of Authority. Such authorizing documents of Purchaser as shall be reasonably required by the Title Company to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.
          5.6.3 Assignment of Leases. A counterpart of the Assignment and Assumption of Leases.
          5.6.4 Assignment of Permits and Warranties. A counterpart of the Assignment.
          5.6.5 Transfer Tax Forms. All transfer tax and other similar tax returns which Purchaser is required by law as a result of the transaction to execute and acknowledge and to deliver, either individually or together with Seller, and Purchaser’s payment of any such tax due to any governmental authority as a result of the sale (exclusive of the taxes payable by Seller herein).
          5.6.6 Settlement Statement. A counterpart of the Settlement Statement.
          5.6.7 Additional Documentation. Purchaser shall execute such other or further documents, and shall take or cause to be taken such other or further actions, as is customarily and reasonably requested in similar transactions to consummate the transactions contemplated herein.

     5.7 Closing Escrow. Purchaser and/or Seller at their option may deposit the respective Closing deliveries described in Sections 5.5 and 5.6 with Escrow Agent with appropriate instructions for recording and disbursement consistent with this Agreement.
     5.8 Property Management Agreement. At (and effective as of) Closing, Seller will terminate its management and leasing agreements affecting the Property.
     5.9 Purchaser’s Closing Conditions. The obligations of Purchaser under this Agreement are contingent upon each of the following conditions (collectively, the “Purchaser’s Closing Conditions”):
          5.9.1 Representations and Warranties. On the Closing Date, each of the representations and warranties of Seller in Section 4.2 shall be true and correct in all material respects as if the same were made on the Closing Date, subject to Seller’s right to update such representations and warranties as provided in this Agreement.
          5.9.2 Performance by Seller. By the Closing Date, the Seller shall have performed all covenants and obligations in all material respects and complied with all material conditions required by this Agreement to be performed or complied with by Seller.
          5.9.3 Tenant Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser an original estoppel certificate from the Existing Tenant at least five (5) Business Days before the Closing provided, however, if Seller is unable to deliver the estoppel by such date, Seller shall be given an extension for up to fourteen (14) days to obtain such estoppel and the Closing shall be extended as need be to occur five (5) Business Days after Seller delivery of the estoppel to Purchaser meeting the requirements and in the form described in the following sentence (the “Estoppel Requirement”). The form of estoppel certificate delivered to Purchaser shall contain the information set forth in Exhibit H and may not disclose any material defaults under the Lease or any material adverse information other than that contained in the estoppel certificate set forth in Exhibit H. Purchaser shall have the right to terminate this Agreement, receive a refund of the Earnest Money and both parties shall be released from all liability under this Agreement except for the Surviving Obligations if the Estoppel Requirement is not satisfied. Notwithstanding the foregoing, the Estoppel Requirement shall be deemed satisfied if Existing Tenant delivers the estoppel certificate without agreeing to Section 11 in the estoppel set forth on Exhibit H. Seller shall not be in default under this Agreement or have any liability to Purchaser if Seller is unable to obtain the foregoing described estoppel certificate after using commercially reasonable efforts to obtain the same.
          5.9.4 Title Policy. Title Company shall, at Closing, be ready, willing and able to issue to Purchaser an A.L.T.A. extended coverage (Form 1970-10/17/70)) owner’s policy of title insurance for the Property in an amount equal to the Purchase Price insuring fee simple title to the Property in Purchaser, subject only to the Permitted Encumbrances and containing such endorsements as Purchaser shall request (said commitment to be evidenced by a pro forma policy containing such endorsements requested by Purchaser) (the “Policy”);
          5.9.5 Closing Documents. Seller shall have deposited with the Escrow Agent all documents required of Seller to be delivered into escrow hereunder pursuant to Section 5.5;

          5.9.6 Court Orders. No order or injunction shall have been issued by any court or administrative agency which prohibits the transactions contemplated by this Agreement;
          5.9.7 Tenant Default. Existing Tenant shall not be in material default under the Lease (after the expiration of any applicable notice and cure periods that expire before the Closing). If Tenant is in material default and the applicable cure period extends to or past the Closing Date, the Closing Date shall be extended to occur five (5) Business Days after the expiration of each such cure period. Neither existing Tenants nor any guarantor of the Lease shall have filed for bankruptcy, be subject to an involuntary bankruptcy proceeding, been adjudicated bankrupt or admitted in writing its inability to pay its debts as they become due or have had a receiver appointed for any of its assets; and
          5.9.8 No Material Changes. Subject to ordinary wear and tear, and condemnation and casualty which are addressed by Sections 6.1 and 6.2, respectively, the Property shall be in substantially the same condition that it is in as of the Effective Date.
          5.9.9 Plumbing Leak. Seller has repaired the water damage to Purchaser’s reasonable Satisfaction on or before the Closing Date in accordance with Section 3.1.5(g) above.
   If any conditions in this Section 5.9 have not been satisfied on or before the applicable date set forth in this Section 5.9 with respect to each condition, then Purchaser may terminate this Agreement by providing written notice to Seller on or before the Closing Date and receive a refund of the Earnest Money, in which case neither party shall have any further liability except for Surviving Obligations; provided, however, if the failure of any of the conditions in Section 5.9 above is attributable to the Bad Faith acts of Seller, Purchaser shall be entitled to the remedies provided in Section 7 (including, without limitation, the right to receive reimbursement from Seller for Purchaser’s due diligence costs and other expenses as provided in Section 7.1). Further, notwithstanding anything herein to the contrary, if the failure of any of the conditions in Section 5.9 is the result of a default by Seller under this Agreement, Purchaser shall have the remedies available to it under Section 7.1 hereinbelow. If Purchaser does not terminate this Agreement on or before the Closing Date or proceeds to Closing despite failure of a condition, time being of the essence, then Purchaser is deemed to have waived that condition. The conditions in this Section 5.9 are specifically stated and for the sole benefit of Purchaser. Purchaser in its discretion may unilaterally waive (conditionally or absolutely) the fulfillment of any one or more of the conditions, or any part thereof, by notice to Seller.
     5.10 Seller’s Closing Conditions.
The obligations of Seller under this Agreement are contingent upon each of the following conditions:
          5.10.1 Representations and Warranties. On the Closing Date, each of the representations and warranties of Purchaser in Section 4.1 shall be true and correct in all material respects as if the same were made on the Closing Date.
          5.10.2 Performance by Purchaser. By the Closing Date, the Purchaser shall have performed all covenants and obligations in all material respects and complied with all material conditions required by this Agreement to be performed or complied with by Purchaser.

   If any conditions in this Section 5.10 have not been satisfied on or before the applicable date set forth in this Section 5.10 with respect to each condition, then Seller may terminate this Agreement by providing written notice to Purchaser on or before the Closing Date and receive a refund of the Earnest Money, in which case neither party shall have any further liability except for Surviving Obligations; provided, however, if the failure of any of the conditions in Section 5.10 above is attributable to the Bad Faith acts of Purchaser or if the failure of any of the conditions in this Section 5.10 are a result of a default by Purchaser under this Agreement, Seller shall be entitled to the remedies provided in Section 7.2. If Seller does not terminate this Agreement on or before the Closing Date or proceeds to Closing despite failure of a condition, time being of the essence, then Seller is deemed to have waived that condition. The conditions in this Section 5.10 are specifically stated and for the sole benefit of Seller. Seller in its discretion may unilaterally waive (conditionally or absolutely) the fulfillment of any one or more of the conditions, or any part thereof, by notice to Purchaser.
SECTION 6
RISK OF LOSS
     6.1 Condemnation. If any Material (as defined below) portion of the Property is taken by eminent domain proceedings or by deed in lieu thereof prior to the Closing, Seller shall promptly notify Purchaser of such fact (“Seller’s Condemnation Notice”). Thereafter, Purchaser may (at Purchaser’s option), either: (a) terminate this Agreement by written notice, in which case Purchaser shall be entitled to the return of the Earnest Money, and thereafter neither party shall have any rights or obligations under this Agreement, other than Surviving Obligations, or (b) proceed to Closing. Purchaser shall notify Seller in writing of Purchaser’s election within ten (10) days after Seller’s Condemnation Notice. If Purchaser fails to timely and properly notify Seller of Purchaser’s election, Purchaser is deemed to have elected to proceed to Closing under clause (b). If Purchaser chooses or is deemed in have chosen to proceed under clause (b), or if the taking is not Material, then Seller shall assign all of Seller’s right, title and interest in and to (or, if not assignable, pay to Purchaser at the time actually received by Seller, which obligation of Seller shall survive the Closing) the award of the condemning authority, or the settlement in the case of a deed in lieu of condemnation, to the extent not applied by Seller towards reasonable costs to restore the Real Property prior to the Closing, to Purchaser at the Closing and there shall be no reduction in the Purchase Price. For purposes of Sections 6.1 and 6.2, a (i) taking is “Material” if any portion of the Improvements are taken or if any portion of the Land is taken which would materially affect the operation, use or value of the Property as it exists prior to the taking; and (ii) casualty is “Material” if the cost to repair and restore the Real Property to the condition existing prior to the casualty is in excess of $100,000.00, as set forth in an estimate made by a contractor selected by Seller and reasonably approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, if Existing Tenant has the right to terminate the Lease if a portion of the Property is condemned and exercises such right, Purchaser may terminate this Agreement by written notice to Seller, in which case Purchaser shall be entitled to the return of the Earnest Money, and thereafter neither party shall have any rights or obligations under this Agreement, other than Surviving Obligations. If the time period to exercise Existing Tenant’s termination right extends beyond the Closing Date and Existing Tenant has not provided written notice exercising its termination right or foregoing its right to terminate before the Closing Date (the “Condemnation Termination Notice”), the Closing shall be postponed to occur five (5) Business Days after

Seller’s receipt of the Condemnation Termination Notice or the day Existing Tenant’s right to terminate the Lease as a result of such condemnation expires.
     6.2 Casualty. If any of the Property, or any part thereof, suffers any Material damage from fire or casualty prior to the Closing, or if any of the Property, or any part thereof, suffers Material damage that is not fully covered by Seller’s insurance (as evidenced by Seller’s failure to provide to Purchaser a letter from the applicable insurance company addressed to Purchaser and acknowledging the damage and expressly confirming such insurance company’s liability for the full costs thereof, less any deductible), Seller will notify Purchaser of such fact (the “Seller’s Casualty Notice”), and Purchaser may terminate this Agreement by notice to Seller given within ten (10) days following Seller’s Casualty Notice to Purchaser, in which case Purchaser shall be entitled to the return of the Earnest Money, and thereafter neither party shall have any rights or obligations under this Agreement, other than Surviving Obligations. If Purchaser fails to timely and properly notify Seller of Purchaser’s election, Purchaser is deemed to have elected to waive its right to terminate this Agreement pursuant to this Section 6.2. If Purchaser does not terminate or is deemed to have elected not to terminate this Agreement, or if the damage suffered is not Material, this Agreement shall remain in full force and effect and Seller shall assign all of Seller’s assignable right, title and interest in and to the proceeds (or rights under the policy) of any insurance covering such damage, less any reasonable costs incurred in connection with the restoration of the Property and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period to (but excluding) the Closing Date (the result, “Net Proceeds”), to Purchaser to the extent the amount of such Net Proceeds does not exceed the Purchase Price, plus a credit in an amount equal to (i) Seller’s deductible under its insurance policy applicable to such casualty, and (ii) the amount of any proceeds that Seller cannot directly assign to Purchaser and instead retains, and there shall be no reduction in the Purchase Price or obligation of Seller to complete restoration. Further, notwithstanding anything herein to the contrary, if the damage is not Material but is not covered by Seller’s insurance, Seller may either (i) pay to Purchaser at Closing (by a credit to the Purchase Price) the reasonable costs to repair the Property to the condition existing immediately prior to such casualty, as determined by a contractor selected by Purchaser and reasonably approved by Seller, or (ii) provide notice to Purchaser before the Closing that Seller elects not to provide the credit described in (i) above. If Seller elects (ii) above, Purchaser may either proceed to Closing in which case Purchaser shall have no claim against Seller for such casualty or terminate this Agreement by providing notice to Seller, in which case the Earnest Money shall be returned to Purchaser and the parties to this Agreement shall be released from all obligations and liability hereunder except for the Surviving Obligations. Notwithstanding anything herein to the contrary, if Existing Tenant has the right to terminate the Lease if a portion of the Property is damaged by a fire or other casualty and Existing Tenant exercises such right, Purchaser may terminate this Agreement by written notice to Seller, in which case Purchaser shall be entitled to the return of the Earnest Money, and thereafter neither party shall have any rights or obligations under this Agreement, other than Surviving Obligations. If the time period to exercise Existing Tenant’s termination right extends beyond the Closing Date and Existing Tenant has not provided written notice exercising its termination right or foregoing its right to terminate before the Closing Date (the “Casualty Termination Notice”), the Closing shall be postponed to occur five (5) Business Days after Seller’s receipt of the Casualty Termination Notice or the day Existing Tenant’s right to terminate the Lease as a result of such casualty expires.

SECTION 7
DEFAULT; TERMINATION
     7.1 Default by Seller. In the event that Seller (i) defaults in the performance of any of Seller’s obligations under this Agreement, which default remains uncured for five (5) Business Days after written notice thereof to Seller; (ii) fails to consummate the transaction contemplated by this Agreement; (iii) fails to pay the sums required to be paid by Seller under this Agreement, or (iv) otherwise breaches this Agreement, Purchaser, as Purchaser’s sole and exclusive right and remedy prior to Closing, may either: (a) terminate this Agreement, or (b) pursue the remedy of specific performance of Seller’s obligations under this Agreement. The remedy of specific performance is only available to Purchaser if (i) any suit for specific performance is filed within ninety (90) days after Purchaser first becomes aware of the breach or default by Seller, and (ii) Purchaser is not then in material breach or default in the performance of any of its obligations under this Agreement. If Purchaser properly terminates this Agreement under clause (a), the Earnest Money shall be refunded to Purchaser by Escrow Agent, and if Seller fails to close in Bad Faith, Seller shall reimburse Purchaser for its reasonable out-of-pocket expenses incurred in connection with this transaction (including reasonable attorney’s fees, consultant costs, travel costs and similar expenses) up to but not exceeding $150,000.00 and thereafter neither party shall have any rights or obligations under this Agreement, other than Surviving Obligations. None of the provisions of this Section 7.1 shall limit, impair or affect Surviving Obligations.
   Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, the “Purchase Documents”), it is expressly agreed that: (1) the remedies of Purchaser or its successors or assigns against Seller with respect to the alleged breach by Seller of any representation, warranty, covenant, undertaking, indemnity or obligation contained in any of the Purchase Documents (collectively, “Seller’s Undertakings”) discovered by Purchaser following Closing shall (x) be deemed waived unless Purchaser has filed suit against Seller regarding the alleged breach within nine (9) months after the Closing Date; (y) be limited to an amount not to exceed $500,000.00 in the aggregate; and (z) may be asserted by Purchaser only if Purchaser’s damages in the aggregate exceed $50,000.00 (whereupon Seller’s liability shall be from the first dollar of such loss); (2) except with regard to the matters described in the Addendum attached hereto and made a part hereof (the “Addendum”) no personal liability or personal responsibility of any sort with respect to any of Seller’s Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or any of its shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (1) above with respect to Seller. Further, notwithstanding anything herein to the contrary, the limit on Seller’s liability shall not apply to Seller’s obligations under Sections 5.3.7, 5.4 and 9.2. Notwithstanding anything to the contrary contained in the Purchase Documents, Purchaser agrees that Seller shall be liable only for any direct or actual damages, but not any consequential or punitive damages, suffered by Purchaser on account of any breach by Seller. If Purchaser becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing has not been fulfilled or satisfied, and Purchaser nonetheless proceeds to close on the purchase of the Property, then Purchaser shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition.
     7.2 Default by Purchaser.
          7.2.1 In the event that Purchaser (i) defaults in the performance of any of its obligations under this Agreement other than its obligation to proceed to Closing, which default remains uncured for five (5) Business Days after written notice thereof to Purchaser, or (ii) fails to proceed to Closing when obligated to do so under this Agreement, and Seller is not then in material breach or default in the performance of any of its obligations under this Agreement, Seller may terminate this Agreement by providing written notice of termination to Purchaser. Upon a termination by Seller under this Section 7.2, Seller shall be entitled to receive and retain the Earnest Money as liquidated damages (and not as a penalty or forfeiture) and as Seller’s sole and exclusive remedy and relief hereunder (except with regard to the Surviving Obligations to which such limitation shall not apply), the Earnest Money shall be forfeited to Seller, and Escrow Agent shall pay the Earnest Money to Seller promptly after receiving written demand therefor from Seller, subject in all events, however, to Escrow Agent’s rights and obligations described in Section 10.
THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT ESCROW FAILS TO CLOSE SOLELY DUE TO A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE EARNEST MONEY TOGETHER WITH ALL INTEREST ACCRUED THEREON TO BE PAID TO SELLER HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, AND THAT PAYMENT OF SUCH AMOUNT TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO OWNER PURSUANT TO SECTION 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. NOTWITHSTANDING THE FOREGOING LIMITATIONS ON DAMAGES, SUCH LIMITATION SHALL NOT PRECLUDE SELLER FROM RECOVERING ATTORNEYS’ FEES AND COSTS INCURRED IN SEEKING TO RECOVER THE LIQUIDATED DAMAGES UNDER THIS SECTION 7.2.
INITIALS: Seller                 Purchaser
None of the provisions of this Section 7.2 shall limit, impair or affect Surviving Obligations.
          7.2.2 Further, notwithstanding anything herein to the contrary, Seller agrees that Purchaser shall only be liable for any direct or actual damages, but not any consequential or punitive damages, suffered by Seller on account of any breach by Purchaser.
          7.2.3 Except with regard to the matters described in the Addendum, in no event whatsoever shall recourse be had or liability asserted against any of Purchaser’s or Seller’s partners, members, shareholders, employees, agents, directors, officers or other owners of Purchaser or Seller, or their respective constituent partners. Neither Purchaser’s nor Seller’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume any personal liability for any obligations entered into on behalf of the parties under this Agreement and the closing documents.
     7.3 Confirmation of Termination. If this Agreement is terminated by either party pursuant to the terms set forth herein, then at the request of Seller, Purchaser shall execute such reasonable documentation, reasonably satisfactory to Seller and Purchaser in form and substance, confirming the termination of this Agreement promptly upon written demand by Seller.
     7.4 Survival. This Section 7 shall survive Closing or the earlier termination of this Agreement.
SECTION 8
FUTURE OPERATIONS
     8.1 Maintenance and Contracts. From the Effective Date through the Closing or earlier termination of this Agreement:
          8.1.1 Seller shall continue to maintain and operate the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date, ordinary wear and tear, condemnation and casualty excepted; and
          8.1.2 Seller shall not enter into any new Contract or other service agreement that will not be terminated as of the Closing Date without Purchaser’s prior written consent.
     8.2 Leasing. From the Effective Date through the Closing or earlier termination of this Agreement:
          8.2.1 Seller shall comply with the terms and provisions of the Lease in all material respects;
          8.2.2 Seller shall have promptly delivered to Purchaser copies of any written notices of default under the Lease that Seller sends to Existing Tenant or that Seller receives from Existing Tenant, and
          8.2.3 Seller shall not enter into any renewal, material amendment, or extension of the Lease, without the consent of Purchaser; provided, however, Purchaser’s consent is not required for the exercise by Existing Tenant of rights set forth in the Lease, to the extent all of the material and economic terms therefor have been agreed to in the existing Lease, but not otherwise.

     8.3 General. From the Effective Date through the Closing or earlier termination of this Agreement:
          8.3.1 Seller shall maintain and keep in full force and effect insurance on the Property in amounts currently in effect.
          8.3.2 Seller shall deliver to Purchaser any written notice received by Seller relating to the Property from any governmental authority, insurance carrier or tenant.
          8.3.3 Seller shall not make any material alterations to the Property without the prior written consent of Purchaser other than as required under the Leases or by law (and, in the event any such alterations are so required, Seller shall promptly notify Purchaser prior to the commencement thereof).
          8.3.4 Seller shall not enter into any contract or agreement regarding the sale, financing or other disposition of all or any part of, or any interest in, the Property or authorize any broker, agent or other party to do so on its behalf, and shall not amend or modify the Lease or enter into any new lease agreements affecting the Property.
          8.3.5 Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to exist any lien, encumbrance, or charge thereon (other than the Permitted Encumbrances).
          8.3.6 Seller shall maintain its files regarding the Property and continue to provide Purchaser with access to Seller’s and the Property Documents until the Closing as provided in Section 3.1.1.
          8.3.7 Seller shall promptly provide Purchaser with written notice of any pending litigation affecting the property.
SECTION 9
MISCELLANEOUS
     9.1 Notices. All notices, demands, requests and other communications which may be given or which are required to be given by either party to the other under this Agreement, must be in writing and shall be deemed effective and delivered either: (a) on the date personally delivered to the address of the recipient set forth below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) Business Day after being sent, by certified or registered mail postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) Business Day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, or United Parcel Service, addressed to the recipient at the address specified below; or (d) at the time of electronic confirmation of receipt after being sent before 5:00 p.m. Pacific time of recipient on a Business Day by facsimile to the numbers set forth below for each recipient, provided that a copy is also sent by nationally recognized overnight delivery service. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by particular person whose address is to be changed):

If to Seller:	c/o Alliance Commercial Partners, LLC
165 South Union Boulevard
Suite 510
Lakewood, CO 80228
	Attn:	Douglas McCormick
	Phone:	(303) 986-2222
	Fax:	(303) 986-7990

with a copy to:	Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203-4541
	Attn:	Robert H. Bach
	Phone:	(303) 861-7000
	Fax:	(303) 866-0200

If to Purchaser:	Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
	Attn:	Charles N. Hazen
	Phone:	(713) 966-7602
	Fax:	(713) 966-7851

with a copy to:	Hines Interests Limited Partnership
West Regional Office
101 California Street, Suite 1000
San Francisco, California 94111
	Attn:	Paul Paradis
	Phone:	(415) 982-6200
	Fax:	(415) 398-1442

with a copy to:	Hines Interests Limited Partnership
West Regional Office
101 California Street, Suite 1000
San Francisco, California 94111
	Attn:	Cameron Falconer
	Phone:	(415) 339-6245
	Fax:	(415) 398-1442

with a copy to:	Hines REIT Properties, L.P.
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
	Attn:	Jason Maxwell
	Phone:	(713) 966-7638
	Fax:	(713) 966-2075

with a copy to:	Baker Botts, L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
	Attn:	Kristie G. King
	Phone:	(214) 953-6660
	Fax:	(214) 661-4660

If to Escrow Agent:	Stewart Title of Denver, Inc.
50 S. Steele Street, Suite 600
Denver, CO 80209
	Attn:	Carma Allen-Weymouth
	Phone:	303-331-0333
	Fax:	303-331-9867
The attorneys for each party are authorized to give any notice specified in this Agreement on behalf of their respective clients. This Section 9.1 shall survive the Closing or earlier termination of this Agreement.
     9.2 Real Estate Commissions. Neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s or Seller’s behalf in connection with the sale and purchase hereunder other than Randy Getz of CB Richard Ellis (“Broker”), and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of the other party other than Broker. If and only if the Closing occurs, Seller shall pay Broker a real estate commission in accordance with a separate written listing agreement. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all demands, claims, losses, damages, liabilities, costs or expenses of any kind or character (including reasonable attorneys’ fees and expenses) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder (other than Broker) in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all demands, claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees and expenses, arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.
     9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there is no oral or written agreement between the parties, nor any representation made by either party relative to the subject matter hereof, which is not expressly set forth herein.
     9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

     9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.
     9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then the time of such period shall be extended to the first succeeding Business Day. The term “Business Day” means every day other than Saturdays, Sundays or other holidays on which banking institutions in the state in which the Real Property is located are closed.
     9.7 Successors and Assigns; Assignments.
          9.7.1 Successors and Assigns. This Agreement shall inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.
          9.7.2 Assignments. Purchaser may not assign this Agreement or Purchaser’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser may, without the prior written consent of Seller, assign this Agreement to any entity or entities which are Affiliates (as hereinafter defined) of Purchaser or of Hines Interests Limited Partnership, a Delaware limited partnership (“Hines”), provided (i) such assignee accepts and assumes such obligations, (ii) Purchaser provides written notice to Seller at least three (3) Business Days before the Closing, and (iii) such assignment is consummated on the Closing Date. Upon any such assignment, original Purchaser shall not be relieved from any and all liability under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall at Seller’s option be null and void. For purposes of this Section 9.7, the term “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Hines, as the case may be, and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
     9.8 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.
     9.9 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as provided herein, reasonable attorneys’ fees and expenses incurred in such suit. This Section 9.9 shall survive the Closing or earlier termination of this Agreement.
     9.10 Confidentiality. All non-public information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of Purchaser’s inspection, including, without limitation, (a) the Property Documents, (b) any environmental assessment or audit, (c) the identities of Seller and Purchaser, and the fact that they have entered into this Agreement, and (d) the terms of this Agreement (collectively, the “Information”) shall be treated as confidential by Purchaser. Purchaser agrees to transmit the Information only to such of its attorneys, accountants, consultants, equity investors and lenders (“Representatives”) who need to know the Information for the sole purpose of Purchaser’s review and who agree to maintain the confidentiality of such Information. Purchaser agrees not to make any public announcements or disclosures prior to the Closing with respect to the subject matter hereof, without the prior written consent of Seller. In the event that this transaction is not closed for any reason, then Purchaser shall return to Seller, upon written request from Seller, all copies of all Property Documents in its possession or in the possession of any of its Representatives, shall maintain the confidentiality of the Information, and shall require all Representatives not to disclose any Information to any other party. Notwithstanding anything herein to the contrary, nothing shall prohibit Purchaser, its affiliates or any entity advised by its affiliates, or its Representatives from disclosing (i) any such Information to the extent required by law, (ii) any such Information if required in connection with any agency, administrative, regulatory, or other similar filing, report or disclosure by any such parties or as may be necessary in connection with any court action of proceeding with respect to this Agreement, or (iii) any Information published as public knowledge or which is generally available in the public domain. The provisions of this Section 9.10 shall survive the termination of this Agreement.
     9.11 No Survival. Except as otherwise expressly provided otherwise in this Agreement, any and all rights of action of either party for any breach by the other party of any representation, warranty, covenant or other obligation of such party contained in this Agreement shall merge with the Deed and other instruments executed at Closing and shall not survive Closing, and no action based thereon shall be commenced after the Closing Date.
     9.12 Multiple Counterparts; Facsimile. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Any signature hereon may be transmitted by facsimile machine and such signature shall be valid and accepted for all purposes hereof.
     9.13 Exhibits. The exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by reference and made a part hereof for all purposes.
     9.14 Construction; Independent Counsel. Seller and Purchaser each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance, and the normal rule of contractual construction and interpretation to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
     9.15 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller has the express right to terminate this Agreement by filing a notice of said termination in the public records. This provision does not apply to any filing made by Purchaser in connection with any action brought by Purchaser under Section 7.1.
     9.16 JURY WAIVER. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER OR BY SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY THE OTHER PARTY AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.
     9.17 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to conflicts of law principles. The provisions of this Section 9.17 shall survive the Closing or the termination of this Agreement. The parties agree that venue shall lie in any state or federal court located within the State of California.
     9.18 Documentary Transfer Tax. Seller or Purchaser shall, at the time of recording the Deed, in accordance with California Revenue and Taxation Code Section 11932, be entitled to request that the amount of the documentary transfer tax due be shown on a separate paper which shall be affixed to the Deed subsequent to recording.
     9.19 Audit Cooperation. Prior to and after the Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, which is in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Hines or an affiliate of Hines) to allow Purchaser’s auditor (Deloitte & Touche LLP or any successor auditor selected by

Purchaser) to conduct an audit of the income and expense statements of the Property up to the date of Closing, plus up to the three (3) prior calendar years. Purchaser shall be solely responsible for all out-of-pocket costs associated with this audit. Seller shall cooperate (at Purchaser’s expense) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor historical financial statements for the Property, including income and balance sheet data for the Property which may have been previously prepared, for up to three (3) years prior to the year in which the Closing Date occurs. Without limiting the foregoing, at Purchaser’s expense (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information in the form such information is maintained or held by Seller as may be reasonably required by Purchaser or an affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Notwithstanding anything herein to the contrary, (a) the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by Seller (at Purchaser’s expense) from its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information; (b) while Seller will make such documentation and information available, any information discovered by Purchaser or its agents which is believed to be inaccurate or inconsistent with information provided to Purchaser pursuant to this Agreement in any event will not afford Purchaser a basis for any legal action against Seller and Purchaser hereby expressly waives the right to bring such a legal action against Seller; and (c) Purchaser acknowledges that the documents, materials and other information provided pursuant to this Section 9.19 are provided without representations or warranties as to the truth, accuracy, completeness, or methodology of preparation thereof, and Seller expressly disclaims any such representation or warranty. This Section 9.19 shall survive the Closing of this Agreement.
SECTION 10
ESCROW PROVISIONS
     10.1 Escrow Account and Notice. The Earnest Money and Purchase Price (collectively, the “Escrow Payments”) shall be held in escrow in a separate interest-bearing money market or bank account by Escrow Agent until the earliest of (a) the Closing, on which date the Purchase Price, subject to any credits or adjustments as provided herein, shall be released to Seller; (b) five (5) days after Escrow Agent shall have delivered to the non-sending party a copy of the notice sent by Seller or Purchaser stating that this Agreement has been terminated and that the party so notifying Escrow Agent is entitled to the Escrow Payments, following which period the Escrow Payments shall be delivered to the party who sent notice stating that it is entitled to the Escrow Payments; provided, however, that within such five (5) day period, Escrow Agent does not receive either a notice containing contrary instructions from the non-sending party hereto or a court order restraining the release of all or any portion of the Escrow Payments; or (c) a joint notice executed by Seller and Purchaser is received by Escrow Agent, in which event Escrow Agent shall release the Escrow Payments in accordance with the instructions therein contained. Escrow Agent shall immediately deliver a duplicate copy of any notice received by it in its capacity as Escrow Agent to Seller and Purchaser.

     10.2 Dispute Regarding Escrow Payments. In the event that (a) Escrow Agent shall have received a notice containing contrary instructions or a court order as provided for in Section 10.1 hereof and within the time therein prescribed, or (b) any other disagreement or dispute shall arise between the parties hereto or resulting in adverse claims or demands being made for the Escrow Payments, whether or not litigation has been instituted, then and in any such event Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Escrow Payments until Escrow Agent receives either (i) a written notice signed by both Seller and Purchaser directing the disposition of the Escrow Payments, or (ii) a final non-appealable order of a court of competent jurisdiction directing the disposition of the Escrow Payments, in either of which events Escrow Agent shall then dispose of the Escrow Payments in accordance with said direction. Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (i) or (ii) above. Upon the taking by Escrow Agent of any of the actions described in (i) and (ii) above, Escrow Agent shall be released of and from all liability hereunder except for its own willful misconduct or negligence. Notwithstanding the foregoing provisions of this Section 10.2, Escrow Agent may, on written notice to Seller and Purchaser, take such affirmative reasonable steps as it may, at its option, elect in order to terminate its duties as escrow agent hereunder, including, but not limited to, the deposit of the Escrow Payments with a court of competent jurisdiction and/or the commencement of an action in interpleader. Upon the taking by Escrow Agent of the actions described above, Escrow Agent shall be released of and from liability hereunder except for its own willful misconduct or negligence.
     10.3 Limitation on Escrow Agent Liability. Escrow Agent shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper document in good faith believed by Escrow Agent to be genuine. Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Escrow Payments in escrow pursuant to the provisions of this Section 10 and for no other purpose.
     10.4 Survival. This Section 10 shall survive the Closing or earlier termination of this Agreement.
   IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the Effective Date.
(Remainder of page intentionally blank; signature page follows)

SIGNATURE PAGE
TO
PURCHASE AGREEMENT
DATED NOVEMBER 1, 2006
BETWEEN
3400 DATA DRIVE ASSOCIATES, LLC
AND
HINES REIT PROPERTIES, L.P.

SELLER:	3400 DATA DRIVE ASSOCIATES, LLC,
a Colorado limited liability company

	By:	AVF Management, LLC, its manager

By:

Name:

Title:

SIGNATURE PAGE
TO
PURCHASE AGREEMENT
DATED NOVEMBER 1, 2006
BETWEEN
3400 DATA DRIVE ASSOCIATES, LLC
AND
HINES REIT PROPERTIES, L.P.

PURCHASER:	HINES REIT PROPERTIES, L.P., a Delaware limited partnership
	By:	Hines Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

By:

Name:

Title:

JOINDER OF ESCROW AGENT
     The undersigned: (a) acknowledges receipt of the Earnest Money and a copy of this Agreement; (b) agrees to act as Escrow Agent under the Agreement, (b) agrees to be the person responsible for reporting the transaction to the Internal Revenue Service under then-current Treasury Regulations, and (d) agrees to hold and disburse the Earnest Money in accordance with the provisions of this Agreement.

ESCROW AGENT:	Stewart Title of Denver, Inc.

By:

Its:

Date of Execution by Escrow Agent:

, 2006